                                                                     Exhibit 4.1

                                  DATED 1999


                           JOHN SNYDER AND OTHERS (1)


                         THE DIALOG CORPORATION PLC (2)


                               MUSCAT LIMITED (3)


                           TOM MORTIMER AND OTHERS (4)








                     ----------------------------------------
                            AGREEMENT FOR THE SALE OF
                          SHARES AND RELEASE OF OPTIONS
                     ----------------------------------------

                                    CONTENTS


Clause
------

1. Sale and Purchase
2. Consideration
3. Release of Options
4. Completion Conditional
5. Completion
6. Deferral of Completion
7. Matters Pending Completion
8. Options
9. Notices
10. General

SCHEDULES

1. Sellers
2. Optionholders
3. Inter-Company Charging Agreement
4. Amendments required to Company 1996 and 1998 Option Scheme
5. Limits of Authority
6. Business Plan
7. Form of Undertaking from Theodore Goddard
8. IPR Position for Muscat
9. Observer Confidentiality Provisions
10. Form of Option Rollover for 1998 option holders
11. Indemnity

AGREEMENT dated

PARTIES:

(1)      THE PERSONS whose names and addresses are set out in column (1) of
         Schedule 1 (Sellers);

(2) THE DIALOG CORPORATION PLC a company registered in England under number 1890236 whose registered office is at The Communications Building, 48 Leicester Square, London WC2H 7DB (Purchaser);

(3) MUSCAT LIMITED a company registered in England under number 2345573 whose registered office is at St Mary's House, 47 High Street, Trumpington, Cambridge CB2 2HZ (Company)

(4)      THE PERSONS whose names and addresses are set out in column (1) of
         Schedule 2 (Optionholders).

INTRODUCTION:

(A) The Sellers are the registered holders and beneficial owners of the numbers of ordinary shares of 1 penny each in the capital of the Company set opposite the Sellers' names in column (2) of Schedule 1 (Shares).

(B) The Sellers have conditionally agreed to sell and the Purchaser has agreed to buy the Shares for the consideration set against each Seller's name in column (3) of Schedule 1 (Consideration).

(C) The Optionholders are holders of options to subscribe for the number of ordinary shares of 1 penny each in the capital of the Company set opposite the Optionholders' names in column (2) of Schedule 2 (Options).

(D) The Optionholders have conditionally agreed to release their Options in return for the consideration set opposite each Optionholder's name in column (3) of Schedule 2 (Option Consideration).

IT IS AGREED as follows:

1.       SALE AND PURCHASE

1.1 The Sellers shall with effect from Completion sell the number of Shares shown opposite their names in column (2) of Schedule 1 and the Purchaser shall purchase such Shares on the terms set out in this Agreement.

1.2 The Sellers shall with effect from Completion sell the Shares with full title guarantee and free from all claims, liens, charges, equities, options and encumbrances (Encumbrances) and with all rights now and in the future attaching to them, save for any Encumbrance formally notified to the Purchaser in writing by a Seller prior to the date of this Agreement.

1.3 The Sellers severally warrant and represent to the Purchaser that the Sellers are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement.

1.4 Each of the Sellers and the Purchaser waives, and agrees to procure the waiver of, any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the existing articles of association of the Company or otherwise.

1.5 Despite any other term of this Agreement, the parties agree that all legal and beneficial interest in and title to the Shares shall remain with the Sellers until Completion when such interests shall pass to the Purchaser.

2.       CONSIDERATION

2.1 Subject to the Purchaser's compliance with Clause 2.4 and 2.5 below, the Consideration payable to the Sellers under this Agreement shall be satisfied, at the Purchaser's option, by the issue to the Sellers of Consideration Shares (as defined in Clause 2.2 below) and/or the payment of a cash sum, provided that the total value of such Consideration Shares and/or cash sum delivered to the Sellers is equal to the sums set opposite the Sellers' names in column (3) of Schedule 1.

2.2 If the Purchaser elects to satisfy the Consideration in whole or in part by Consideration Shares, the Purchaser shall issue to each of the Sellers credited as fully paid such number of ordinary shares of 1 penny each in the capital of the Purchaser whose value (as ascertained in accordance with Clause 2.3 below) shall be nearest to but not less than the sum specified in column (3) of Schedule 1 (or such part of that sum as specified in the Notice (as defined below)) (Consideration Shares).

2.3 For the purpose of Clause 2.2, the value of each of the Consideration Shares shall be a sum equal to the average middle market quotation on the London Stock Exchange (Exchange) (ascertained by reference to the Daily Official List of the Exchange) of an ordinary share of 1 penny in the capital of the Purchaser for the five days on which the Exchange is open for business immediately preceding the date of Completion.

2.4 The Purchaser shall not less than fourteen days prior to Completion give to the Sellers written notice (Notice) specifying the proportion of the sum set opposite each of the Sellers' names in column (3) of
         Schedule 1 which shall be satisfied by the issue of Consideration Shares (if any) and/or the proportion of such sum to be satisfied by payment of a cash sum (if any) and the date of Completion.

2.5
2.5.1 The Consideration Shares shall be issued credited as fully paid up, shall be admitted to quotation on the London Stock Exchange and shall rank pari passu in all respects with the existing ordinary shares in the capital of the Purchaser and quoted on the London Stock Exchange.

2.5.2 The Purchaser shall give to the Sellers all reasonable assistance (without the Purchaser incurring any liability or cost) both before and after Completion to allow the Sellers to place some or all of the Consideration Shares through the Purchaser's broker.

2.6 In respect of any of the Consideration Shares issued to the Seller under this Agreement the Purchaser warrants that neither the issue of Consideration Shares by the Purchaser or the entering into of this Agreement by the Purchaser would contravene any provision of the Companies Act 1985 or any rule, regulation or other requirement of the Exchange or NASDAQ or the Memorandum or Articles of Association of the Purchaser and has been duly authorised by the board of directors of the Purchaser and that the entry into by the Purchaser of this Agreement and the Completion of the arrangements envisaged by this Agreement does not, subject to the provisions of clause 4.1, require the consent of any third party.

3.       RELEASE OF OPTIONS

3.1 Each of the Optionholders severally warrants to the Purchaser that he is the beneficial owner of his Option which is held free from all Encumbrances. For the avoidance of doubt all parties shall treat all Options as valid and subsisting for the purposes of Completion notwithstanding any other matter.

3.2 Each of the Optionholders agrees not to assign the benefit of or encumber or otherwise dispose of any interest in his Option nor exercise or seek to exercise any rights under his Option pending Completion (as defined below).

3.3 In consideration of the Option Consideration each of the Optionholders, with effect from Completion, irrevocably releases:

         3.3.1.   all of his rights and interests in or arising from his Option;
                  and

         3.3.2. releases the Company from all of its obligations in respect of his Option.

3.4 Subject to the Purchaser's compliance with Clause 3.7 below, the Option Consideration shall be satisfied, at the Purchaser's option, by the issue of Option Consideration Shares (as defined in Clause 3.5 below) and/or by payment of a cash sum, provided that the total value of such Option Consideration Shares and/or cash sums is equal to the sums set opposite the Optionholders' names in column (3) of Schedule 2.

3.5 If the Purchaser elects to satisfy all or any part of the Option Consideration by the issue of Option Consideration Shares (as defined below), the Purchaser shall issue to each Seller credited as fully paid such number of ordinary shares of 1 penny each in the capital of the Purchaser whose value (as ascertained in accordance with Clause 3.6 below) shall be nearest to but not less than the sum specified opposite that Seller's name in column (3) of Schedule 2 (or such part of that sum specified in the Option Notice (as defined below)) (Option Consideration Shares).

3.6 For the purpose of Clause 3.5, the value of each of the Option Consideration Shares shall be a sum equal to the average middle market quotation on the Exchange (ascertained by reference to the Daily Official List of the Exchange) of an ordinary share of 1 penny in the capital of the Purchaser for the five days on which the Exchange is open for business immediately preceding the date of the Option Notice (as defined below)

3.7 The Purchaser shall not less than fourteen days prior to Completion give to the Optionholders written notice (Option Notice) specifying the proportion of the sum set opposite each of the Optionholders' names in column (3) of Schedule 2 which shall be satisfied by the issue of Option Consideration Shares (if any) and/or the proportion of such sum to be satisfied by way of a cash sum (if any) and the date of Completion.

3.8 The Option Consideration shall be paid or, as the case may be, satisfied net of PAYE (if applicable) the cash amount of which the Purchaser shall deduct from the value of the Option Consideration and account for it to the Inland Revenue.

3.9
3.9.1 The Consideration Shares shall be issued credited as fully paid up, shall be admitted to quotation on the London Stock Exchange and shall rank pari passu in all respects with the existing ordinary shares in the capital of the Purchaser and quoted on the London Stock Exchange

3.9.2 The Purchaser shall give the Optionholders all reasonable assistance (without the Purchaser incurring any liability or cost) both before and after Completion to allow the Optionholders to place some or all of the Consideration Shares through the Purchaser's broker.

3.10 In respect of any of the Consideration Shares issued to the Optionholders under this Agreement the Purchaser warrants that neither the issue of Consideration Shares by the Purchaser or the entering into of this Agreement by the Purchaser would contravene any provision of the Companies Act 1985 or any rule, regulation or other requirement of the Exchange or NASDAQ or the Memorandum or Articles of Association of the Purchaser and has been duly authorised by the board of directors of the Purchaser.

3.11 If any Optionholder shall before Completion exercise his rights under the Muscat Limited Unapproved Executive Share Option Scheme 1996 and become a shareholder in the Company then such Optionholder shall be treated as a Seller in all respects.

4.       COMPLETION CONDITIONAL

4.1 Completion of the sale of the Shares and the Options and the performance by the parties of their obligations under Clauses 5.2, 5.3 and 5.4 (Completion) is conditional upon the following conditions being satisfied on or before 30 December 1999 (or such earlier date as may be required under the terms of this Agreement or such later date as the parties may agree in writing) (Conditions):

         4.1.1. the consent of the Purchaser's bankers to Completion of this Agreement where such consent is required from them and the Purchaser confirms that it has given all of its bankers who are party to the Purchaser's senior debt facility a copy of this Agreement and at the date hereof has received no negative comments. The Purchaser shall forward any comments received from its bankers to the Sellers and Optionholders as soon as practicable and all parties shall use their reasonable endeavours to amend this Agreement to reflect any reasonable comments received but so that the underlying commercial nature of the deal as set out in this Agreement shall not be changed. The Purchaser shall use its reasonable endeavours to obtain the banks' consent as soon as practicable and shall keep the other parties informed with all material details thereof; and

         4.1.2. the compliance by the Purchaser with the "related party" requirements of Chapter 11 of the Listing Rules of the Exchange in relation to the transactions provided for in this Agreement but so that the Purchaser shall use its reasonable endeavours for the Exchange to approve as soon as practicable the transaction set out in this Agreement as a small transaction (within the meaning of paragraph 11.8 of the Exchange Listing Rules) without the issue of a circular. The Purchaser shall keep the other parties hereto promptly informed with all material details of its progress with the Exchange.

4.2 If any of the Conditions shall not have been fully satisfied by the date mentioned in Clause 4.1, or if any of such conditions shall cease to be capable of being satisfied by that date, then this Agreement shall immediately lapse and cease to have effect and no party shall have any claim against any other in respect of this Agreement except in relation to any prior breach of this Agreement.

4.3 The conditions precedent set out in clause 4 shall be deemed to be satisfied and this Agreement shall be deemed to become unconditional so that the Purchaser shall be required to meet the terms of clauses 2 and 3 above (in full) in the event that:-

         4.3.1 a third party acquires at least 90% of the entire issued share capital of the Purchaser quoted on the Exchange; or

         4.3.2 the Purchaser makes an announcement to the Exchange that its financial restructuring has been completed involving the refinancing of at least US $90 million (net of deal costs) of the Purchaser's senior debt facilities as recorded in the annual report of the Purchaser to 30 December 1998; or

         4.3.3 the Purchaser shall sell or otherwise transfer the legal and/or beneficial interest in any or all of its shares in the Company.

         In the event that the terms of this clause 4.3 become operational then Completion shall take place no later than 14 days after the acquisition or announcement or transfer referred to above.

5.       COMPLETION

5.1 Subject to all the Conditions referred to in Clause 4.1 having been satisfied or, as the case may be, waived pursuant to Clause 4.2, Completion shall take place at the offices of the Purchaser's solicitors Theodore Goddard on 30 December 1999 or at such earlier or later time or date as the Sellers and the Purchaser may agree in writing or as otherwise provided for in this Agreement.

5.2      On Completion:

         (a). the Sellers shall deliver or procure that there are delivered to the Purchaser duly completed and signed transfers of the Shares in favour of the Purchaser together with the relative share certificates or an indemnity in respect thereof in the form attached at Schedule 11;

         (b). the Optionholders shall deliver to the Purchaser the option certificates evidencing the Options or an indemnity in respect thereof in the form attached at Schedule 11; and

         (c). the parties shall (so far as they are able) procure that the directors of the Company shall hold a board meeting at which they will vote in favour of the registration of the Purchaser (or its nominees) as holder of the Shares subject to the production in due course of duly stamped and completed transfers in respect of the Shares together with the relative share certificates or an indemnity thereof in the form attached at Schedule 11.

5.3 Against compliance with Clause 5.2(a), (b) and (c) but subject to Clause 5.6 below, the Purchaser shall deliver to each Seller through the Sellers' solicitors Mills & Reeve client account (whose receipt shall be a good and sufficient discharge of the Purchaser's payment obligations and the Purchaser shall be under no obligation to make any enquiry as to the distribution of such payment) in cleared funds his proportion of the Consideration as shown in column (3) of Schedule 1 and/or allot the Consideration Shares.

5.4 Against compliance with Clause 5.2(b) the Purchaser shall deliver to each Optionholder through the Optionholders' solicitors Mills & Reeve client account (whose receipt shall be a good and sufficient discharge of the Purchaser's payment obligations and the Purchaser shall be under no obligation to make any enquiry as to the distribution of such payment) in cleared funds his proportion of the Option Consideration and/or allot the Option Consideration Shares (net, in each case, of PAYE if applicable).

5.5 Subject to clause 6, none of the parties to this Agreement shall be required to complete the sale and purchase of any of the Shares or the cancellation of the Options unless the sale and purchase of all of the Shares and the cancellation of all of the Options is completed simultaneously.

5.6 If any of the provisions of Clauses 5.2, 5.3 and 5.4 are not complied with on the date fixed for Completion the party or parties not in default may (without prejudice to its or their other rights and remedies including the right to claim damages for the breach):

         (a) defer Completion to a date not more than 30 days after such date (and so that the provisions of this Clause 5.6, apart from this Clause (a), shall apply to Completion as so deferred) and if such deferral is made then, if the Purchaser is in default, then the Purchaser shall pay interest on the unpaid Consideration during the deferral period at a rate of 20% per annum ; or
         (b) proceed to Completion so far as practicable (without prejudice to his or their rights under this Agreement); or

         (c)      rescind this Agreement without liability to any other party;
                  or

         (d) waive all or any of the obligations in question of the party or parties in default.

5.7 If any Seller makes default in transferring the Shares in accordance with Clause 5.2, the directors of the Company shall be entitled to receive and give a good discharge for the Consideration for the Shares on behalf of such Seller (but shall not be bound to earn any interest on any cash consideration) and each Seller severally and irrevocably appoints any one of the directors of the Company as his attorney to execute on his behalf the transfer or transfers of the Shares in favour of the Purchaser (or as the Purchaser may direct) and such other documents as may be necessary to transfer title to the Shares to the Purchaser (or as the Purchaser may direct) and authorises the directors of the Company to approve the registration of such transfer or transfers and such other documents.

5.8 On the execution of this Agreement the Sellers and the Optionholders will deliver to the Purchaser's solicitors Theodore Goddard against an undertaking (in the form set out in Schedule 7 hereto) from the Purchaser's solicitors to the Sellers' and Optionholders' solicitors Mills & Reeve the completed (save for date) stock transfer forms and certificates relating to the Shares and the Options. The Sellers and the Optionholders irrevocably and unconditionally instruct the Purchaser's solicitors Theodore Goddard to date and deliver such stock transfer forms and certificates to the Purchaser on Completion in accordance with this Agreement. If this Agreement shall lapse in accordance with clause 4.2 or shall be rescinded in accordance with clause 5.6 then the Company shall immediately return or procure that there are returned to the Sellers and the Optionholders the stock transfer forms and certificates to which they are entitled.

6.       DEFERRAL OF COMPLETION

Notwithstanding any contrary provisions in this Agreement, if the restructuring referred to in clause 4.3.2 hereof has not taken place then the following provisions will apply in respect of Mr Snyder and Mr Porter only:

6.1 the Purchaser may elect by notice in writing to Mr Snyder and Mr Porter given not less than 14 days prior to Completion to defer Completion in respect of Shares representing the whole or any part of the excess of the Consideration due to Mr Snyder or Mr Porter above (pound)250,000 to a date not exceeding six months following Completion instead of Completion but so that any deferral shall apply equally to Mr Snyder and Mr Porter;

6.2. if the restructuring referred to in clause 4.3.2 hereof shall take place during the period of any election under clause 6.1 then the date of Completion shall be treated as shortened to 14 days after the date of such restructuring.

6.3. if the Purchaser makes such an election as is described in Clause 6.1 either Seller concerned may elect by notice in writing to the Purchaser at any time prior to Completion to have the payment or satisfaction of the whole or any part of the Consideration due to him deferred to the last day of the period of six months following

         Completion and any such election made by a Seller shall supersede any election made by the Purchaser under Clause 6.1;

6.4. the price payable for each Share in respect of which Consideration is deferred shall be increased by a rate of 20% per annum or pro rata thereto, to be paid when the deferred Consideration is payable;

6.5. the element of any deferred amount payable under Clause 6.3 may at the option of the Purchaser be paid in cash or satisfied by the issue to the Seller concerned credited as fully paid of such number of ordinary shares of 1 penny each in the capital of the Purchaser whose value shall be nearest to but not less than the amount of such interest and for such purpose the value of such an ordinary share shall be taken to be a sum equal to the average middle market quotation on the Exchange (ascertained by reference to the Daily Official List of the Exchange) of an ordinary share of 1 penny in the capital of the Purchaser for the five day on which the Exchange is open for business immediately preceding the date on which the deferred amount is payable;

6.6. if any deferred Consideration is to be paid to a Seller following Completion, the provisions of Clause 7.1 below shall apply so that various consents will be required by the Company from any Seller in relation to whom any Consideration is deferred until due payment of such deferred Consideration is made.

7.       MATTERS PENDING COMPLETION

7.1 Subject to clause 7.2 and clause 7.3, the Company agrees and the Purchaser undertakes to procure that (except with the prior written consent of each of Mr Snyder, Mr Porter and Cambridge Quantum Fund Limited for so long as they hold any Shares, such consent not to be unreasonably withheld or delayed) so far as it is able that from the date of this Agreement until Completion

         (a) the Company shall carry on its business in the ordinary course;

         (b) the Company shall not give or agree to give or allow to exist or agree to allow to exist any Encumbrance over its assets or undertaking except for Encumbrances existing at the date of this Agreement;

         (c) the Company shall not enter into or agree to enter into any onerous contracts outside the ordinary course of its business;

         (d) the Company shall not sell, transfer or otherwise dispose of its business, undertaking or assets (including intellectual property) or any significant part of it or them or agree so to do otherwise than in the ordinary course of its business, but so that no sales transfers or sales transfers or disposals of any kind as contemplated in this clause shall be made to the Purchaser or any Company associated with the Purchaser (and "associate" shall be defined under section 417(3) of the Income and Corporation Taxes Act 1988);

         (e) the Company shall continue to maintain in force valid insurances in respect of its assets and business;

         (f) the Company shall not declare any dividends to be paid to its members;

         (g) the Company and the Purchaser shall comply with the provisions and procedures contained in the Inter-company charging agreement set out in Schedule 3;

         (h) the Company will give to the Observer (as defined below) reasonable notice of board meetings of the board of directors of the Company accompanied by all information distributed to the directors of the Company for the purpose of the relevant board meeting;

         (i) the Company shall not create any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of its undertaking, property or assets;

         (j) the Company shall not borrow from any person except the Purchaser and in the case of the Purchaser on the terms set out in Clause 7.1 (v) of this Agreement;

         (k) the Company shall not give any guarantee on indemnity for a sum in excess of (pound)5,000 except in the ordinary course of business;

         (l) the Company shall not issue any shares or create any new shares;

         (m) the Company shall not alter the Board make up which shall consist of Mr Snyder, Mr Porter, Mr Wagner and Mr Mattey of whom Mr Snyder shall be Chairman but shall have no casting vote;

         (n) the Company shall not appoint a committee of the Directors or a local board or delegate any of the powers of the directors to a committee or local board;

         (o) the Company shall not alter the rights attaching to any class of shares of the Company;

         (p) the Company shall not consolidate, sub-divide or convert any of the Company's share capital;

         (q) the Company shall not issue renounceable allotment letters or permit any person entitled to receive an allotment of shares to nominate another person to receive the allotment;

         (r) the Company shall not create or acquire a subsidiary or dispose of any shares in a subsidiary;

         (s) the Company shall not do or permit to be done any act or thing whereby the Company may be wound up voluntarily;

         (t) the Company shall not issue securities convertible into shares in the Company or debentures in the Company, or share warrants in the Company or Options in the Company in respect of shares in the Company;

         (u) the Company shall not acquire, purchase or subscribe for shares, debentures, mortgages or securities ( or any interest in any of them) in any person; and

         (v) the Purchaser shall provide working capital to the Company of at least (pound)70,000 per month which shall be treated as an unsecured loan by the Purchaser to the Company repayable after all sums are due to Sellers and Optionholders hereunder have been repaid and shall otherwise be subject to the provisions of the Intercompany Loan Facility Agreement dated 16th January 1998 entered into by the Company and the Purchaser which shall apply mutatis mutandis and the parties agree and acknowledge does apply mutatis mutandis to all borrowings outstanding by the Company from the Purchaser;

         (w) to the fullest extent permitted by law, neither the Company nor its directors shall apply for an administration order;

         (x)      the Company shall hold board meetings at least monthly;

         (y) the Company shall on the date hereof adopt new limits of authority in the form set out in schedule 5;

         (z) to the extent reasonably practicable, the Purchaser shall not allow the Company to become insolvent (within the definitions of insolvency set out in section 123(1) or (2) Insolvency Act
                  1986);

         (aa)     the Company shall comply with its business plan as set out in
                  Schedule 6.

7.2.1. Subject to compliance with Clause 7.1, the business of the Company shall be managed as the Purchaser shall direct for the period until the sale of all of the Shares in whatever manner it sees fit consistent with the best interests of the Company and with the intention of not undermining the value of the Company.

7.2.2. The Sellers and the Optionholders undertake that they shall exercise their voting rights and other rights as shareholders and optionholders in the Company in such a way as not to prevent or hinder but where necessary to assist the Purchaser from complying with its obligations and exercising its rights under this Agreement.

7.2.3. The parties agree that the continued and intended exploitation of the Company's intellectual property rights by the Purchaser in respect of the projects more fully described in Schedule 8 known as K1 and Webtop is consented to and the Purchaser shall not need any further consent of any party under this Agreement.

7.3 In accordance with clause 7.1(d), intellectual property rights existing at the date of this Agreement that are vested in the Company shall remain vested in the Company. Subject to the foregoing all other intellectual property shall be dealt with in accordance with
         Schedule 8.

7.4 Each of the Sellers undertakes that he will do everything within his power to assist the Purchaser in complying with Clause 7.1.

7.5 The Purchaser, the Company and the Sellers agree to Cambridge Quantum Fund Limited having the right to appoint a representative as an observer at Board Meetings of the Company (the "Observer") who will, subject to signing a confidentiality agreement in the form set out in
         Schedule 9, be entitled to attend and monitor all meetings of the directors of the Company pending Completion in an observer capacity with the sole purpose of monitoring that the provisions of this Agreement are being abided by and with no right to vote but the right to participate and speak in those meetings to the extent necessary for the aforesaid purpose. The Purchaser agrees to pay to the Cambridge Quantum Fund Limited in respect of the Representative's monitoring services a fee of (pound)5,000 plus VAT such fee being payable the earliest of Completion in respect of Cambridge Quantum Fund's shares or on or before 30 December 1999..

8.       OPTIONS

8.1 On the date hereof the parties hereto shall cause the amendment of the 1996 and 1998 share option schemes of the Company as set out in
         Schedule 4 and so that all of the parties hereto who are shareholders in the Company give consent to such amendments which consent shall be treated as a written resolution under Section 381A Companies Act 1985.

8.2 As soon as reasonably appropriate and in any event by Completion, the Purchaser shall, make an offer to the holders of options under the Company's 1998 option scheme of options over shares of the Purchaser on the terms of the said 1998 option scheme (as amended pursuant to clause
         8.1 hereof) (provided they are at the time of the offer employees of the Company or the Purchaser) which offer shall be substantially in the form set out in Schedule 10 ("the Option Rollover").


9        NOTICES
----------------

9.1 All notices given under this Agreement shall be in writing and shall be sent, in the case of a company, to its registered office from time to time or, in the case of any other person, his address as given in this Agreement or such other address as he may have notified to the other parties in writing. Any such notice may be delivered personally or by first class prepaid letter or facsimile transmission and shall be deemed to have been served, if by delivery, when delivered, if by first class post, 48 hours after posting and if by facsimile transmission when despatched.


10       GENERAL

10.1 This agreement may not be assigned in whole or in part but is binding upon the parties' successors and personal representatives.

10.2 The parties shall bear their own costs relating to the negotiation, preparation and implementation of this Agreement except as follows:

         (a) the Purchaser shall bear the stamp duty payable on the transfers of the Shares; and

         (b) the Purchasers shall bear the reasonable legal fees charged by Mills & Reeve for advice given to any of the Sellers or the Optionholders in connection with this Agreement up to a maximum aggregate of (pound)5,000 plus VAT.

10.3 This Agreement shall be governed by English law and the parties submit to the non- exclusive jurisdiction of the English Courts.

10.4 Each party shall execute such further documents and perform and do such further acts and things as any of the other parties may reasonably request in writing in order to carry the provisions of this Agreement into full effect. The costs and expenses incurred in carrying out any such request will be paid by the party or parties making the request.

10.5 This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

10.6 None of the parties shall at any time make any announcement of this transaction or disclose any term of this Agreement, or of any document referred to in this Agreement, without the prior written approval of the other parties except to the extent that such information is already in the public domain. The parties shall each use their best endeavours to keep the terms of this transaction which are not already in the public domain from time to time strictly confidential. Despite the above, a party shall be entitled to make any announcement or disclosure which is imposed on that party by law or by the rules of the Exchange or any other regulatory body to which that party is subject but the parties shall, as far as practicable, consult with one another on the form of such announcement or disclosure.

10.7.1 This Agreement together with any other documents entered into by the parties in connection with the Agreement constitute the entire agreement between the parties relating to its subject matter and supersede all previous agreements between the parties relating to such subject matter. In particular, the parties agree that all of their rights and obligations under the Option Agreement dated 14 August 1997 made between the Sellers, the Purchaser and the Company shall be suspended pending Completion, and shall terminate with effect from Completion, and that the parties shall have no rights or remedies as a result of such suspension and/or termination. If this Agreement shall lapse in accordance with clause 4.3 or shall be rescinded in accordance with clause 5.6 then the rights and obligations under such agreements shall immediately revive.

10.7.2 The Purchaser and the Company agree that the Call Option Agreement between them and others dated 10th July 1998 shall be null and void and of no further effect in respect of these parties thereto who accept in full the Option Rollover such acceptance to be in the form set out in
         Schedule 10 or as may be otherwise agreed by the Purchaser in writing.

10.8 Each party confirms that, in agreeing to enter into this Agreement, that party has not relied on any representation, warranty or other assurance except those set out in this Agreement. To the extent any previous representation, warranty or assurance was made to a party that party waives all rights and remedies in respect of it. However, nothing in this Clause shall limit or exclude liability for fraud.


EXECUTED as a Deed by the parties on the date specified at the beginning of this Agreement.

EXECUTED and DELIVERED as a Deed by    )
JOHN SNYDER                            )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:




EXECUTED and DELIVERED as a Deed by    )
MARTIN PORTER                          )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:




EXECUTED and DELIVERED as a Deed by    )
IAN BOSTON                             )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:

EXECUTED and DELIVERED as a Deed by    )
SUZANNE BOSTON                         )
in the presence of:                    )


Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:



EXECUTED and DELIVERED as a Deed by    )
MICHAEL GREY                           )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:



EXECUTED and DELIVERED as a Deed by    )
TOM MORTIMER                           )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:

EXECUTED and DELIVERED as a Deed by    )
GRAHAM SIMMS                           )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:



EXECUTED and DELIVERED as a Deed by    )
PHILIP HOLMES                          )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:



EXECUTED and DELIVERED as a Deed by    )
CHARIS BEYNON                          )
in the presence of:                    )

Signature of Witness:

Name of Witness:

Address of Witness:



Occupation of Witness:



EXECUTED as a deed by                  )     Director:

THE DIALOG CORPORATION PLC                     )
and signed by two duly authorised              )
officers on its behalf                         )     Director/Secretary:




EXECUTED as a deed by                          )     Director:
MUSCAT LIMITED                                 )
and signed by two duly authorised              )
officers on its behalf                         )     Director/Secretary:




EXECUTED as a deed by                          )     Director:
CAMBRIDGE QUANTUM FUND
LIMITED                                        )
and signed by two duly                         )
authorised officers on its behalf              )     Director/Secretary:




EXECUTED as a deed by                          )     Director:
PROVIDENCE INVESTMENT                          )
COMPANY LIMITED and signed by                  )
two duly authorised officers on its behalf     )     Director/Secretary:

                                  SCHEDULE 1


                                    SELLERS

------------------------------------------------------------------------------------------------------------
                        (1)                                     (2)                         (3)
          (Sellers' names and addresses)                   (The Shares)               (Consideration)
                                                                                          (pound)
------------------------------------------------------------------------------------------------------------
(1) John Snyder      ("Mr Snyder")                             1,592                     1,024,514
3 Shaftsbury Road, Cambridge CB2 2BN
------------------------------------------------------------------------------------------------------------
(2) Martin Porter    ( "Mr Porter")                            1,592                     1,024,514
49 Park Lane, Norwich NR2 3EF
------------------------------------------------------------------------------------------------------------
(3) Cambridge Quantum Fund Limited                              354                       227,813
121 Science Park, Milton Road, Cambridge CB4 0FZ
------------------------------------------------------------------------------------------------------------
(4) Providence Investment Company Limited                       62                        39,899
La Motte Chambers, St Helier, Jersey JE1 1BJ
------------------------------------------------------------------------------------------------------------
(5) Ian Boston                                                  62                        39,899
Oak Cottage,  High Street,  Fen Drayton,  Cambs CB4
5SJ
------------------------------------------------------------------------------------------------------------
(6) Suzanne Boston                                              62                        39,899
57 Santos Road, London SW18 1NT
------------------------------------------------------------------------------------------------------------
(7) Michael Grey                                                30                        19,306
Paddock House, Ivy House Lane, Berkhampsted,  Herts
HP4 2PP
------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 2


                                 OPTIONHOLDERS

--------------------------------------------------------------------------------------------------------------
                      (1)                                     (2)                            (3)
     (Optionholders' names and addresses)             (The Option Shares)          (Option Consideration)
                                                                                           (pound)
--------------------------------------------------------------------------------------------------------------
Tom Mortimer                                                  103                          50,835
46 Kingston Street
Cambridge
CB1 2NU
--------------------------------------------------------------------------------------------------------------
Graham Simms                                                  23                           11,351
17 Ramerick Gardens
Arlesely
Bedfordshire
SG15 6XZ
--------------------------------------------------------------------------------------------------------------
Philip Holmes                                                 23                           11,351
6 Ferry Lane
Chesterton
Cambridge
CB4 1NT
--------------------------------------------------------------------------------------------------------------
Charis Beynon                                                 23                           11,351
18 Romsey Terrace
Cambridge
CB1 3NH
--------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 3
                       Inter-company Charging Agreement

                                 Introduction

Recently The Dialog Corporation has started to draw on resources from Muscat management and staff as part of the Web Solutions Division of its own business. So as to preserve the "asset" base of Muscat's own company, for the benefit of all minority shareholders, both Dialog and Muscat will operate cross-charging methods between the two companies. This will allow Dialog also to make appropriate year-end planning decisions on how to integrate Muscat's accounts within Dialog's consolidated accounts at the year-end. Currently Dialog is loaning money to Muscat, so some of the charge back will offset the loans (and inherent investment in staff and equipment) which Dialog is making via the Muscat Limited vehicle.

For ease of accounting, only two charge bands have been created, so as not to complicate the procedures too much.

There are two components to any Muscat technology sale:

 .        A licence to commercially exploit Muscat-owned intellectual property
 .        Professional services deployed to customise or bespoke Muscat software to meet particular customer product requirements

For the purposes of this Schedule 3, "net selling price" shall mean the revenues received by Dialog or any member of the Dialog group of companies.

                   Licence to commercially exploit software

Application Products

The Agreement between Muscat Limited and The Dialog Corporation (formerly M.A.I.D. plc) of 14th August 1997 stipulated that Dialog could use Muscat technology freely for developmental purposes, yet pay reseller prices for Muscat products when commercially exploiting them. Therefore where Dialog sells a Muscat product, Muscat expects to receive 65% of the net selling price, giving Dialog a 35% margin.

Therefore by example:

 .        any sales of Muscat Empower by direct Muscat sales team would deliver
         100% net selling price to Muscat Limited
 .        any sales of Muscat Empower by Dialog sales staff would deliver 65% net selling price to Muscat and 35% net selling price to Dialog

The same margins exist for application products like Muscat fx, Muscat Empower and Euroferret. A sale is made when a version of the application product is distributed, as a working software package, either directly, or via resellers, to a customer's own webserver, or a remote server managed by a third party on the customer's behalf.



Embedded technology

Core Muscat is sold as an enabling technology for Third-Parties to embed (OEM) within their own applications. Muscat's standard OEM agreement includes a 15% royalty charged on net selling price of every Application Product sold by the Third-Party that includes any part of Core Muscat. Typically the Third-Party OEM buys product versions of the Muscat Empower Developer environment to assist their own learning curve and commits to an advance royalty sum at the start of the contract, from which future royalties revenues are offset against the initial advance royalty sum.


For the purposes of K1, The Dialog Corporation needs to license Core Muscat at a 15% royalty on net selling price, with a minimum per server licence cost of 3000 GBP, whichever is higher. This means Dialog is not having to pay 65% of net selling price, only a 15% royalty, but does need to pay for development costs which write the application code above and around the Core Muscat system.

For the purposes of K1, The Dialog Corporation needs to license Core Muscat at a 15% royalty on net selling price, with a minimum per server licence cost of 3000 GBP, whichever is higher. Where Dialog allows distributors to sell its technology under licence, including Fujitsu, the minimum server licence cost payable to Muscat will be equal to 15% royalty on net selling price or 1,500 GBP per server, whichever is higher.

For the purposes of WebTop, The Dialog Corporation can license Core Muscat (and components of Euroferret) for a 15% royalty rate on net revenues, calculated as gross revenues less advertising agency fees, less transactional fees related to e-commerce billing, and less any relevant publisher intellectual property costs. The Dialog Corporation will be required to pay royalties on a quarterly basis, as part of an arms length trading relationship between the two companies.

                               Types of service

A collection of services and inter-company charge rates are outlined below.


Professional Services

Developer resource that works on customer projects, adapting Empower installations to meet customer requirements. Managed by John Swinton, Professional Services work requires:

 .        Sale of Muscat technology and professional services agreed in principle by sales person and customer
 .        Requirements document outlining required functionality (from Customer and Muscat Pre-Sales)
 .        Agreed specification with customer
 .        Purchase order for consulting work
 .        Software bespoke work conducted by Professional Services team, including test and installation
 .        All work timesheeted with weekly feedback to Customer on progress

Many Muscat customers require Professional Services of 1 to 20 days work. Usual charge out rate is 750 GBP for few days, 650 GBP on larger projects. For example the Reuters NewsExplorer involved well over 100 days consulting, and was charged to the customer at the 650 GBP per day price. Muscat has supplied Dialog in the past with Professional Services for DTI (TradeUK) projects at arms length at rate of 600 GBP per day. This accords with the agreement between Muscat and MAID plc where all consulting services are charged at commercial rates less 10%.

Inter-company rate: 600 GBP per day
-----------------------------------


Post-Sales

Testing and installation is charged at 750 GBP per day as standard rate to customers, with reasonable travel expenses on top. Muscat will charge this to the customer for any installation work of Muscat technology. Where Dialog calls upon this resource for non-Empower installations, only then will a charge be made to Dialog.

Inter-company rate: 600 GBP per day
-----------------------------------

Pre-Sales

Pre-sales assists the sale process by assessing customer need and Muscat's ability to deliver. It is not charged out as a daily cost, but represents a cost to Muscat. It is a valuable resource which Dialog may call upon if needing Pre-Sales input to an InfoSort only sale. Where Pre-Sales resource is used with a Muscat Empower product sale in mind, no charge will be made inter-company. Where Pre-Sales resource is used to assist non-Empower sales (for example K1 or InfoSort sales) an inter-company charge will be made.

Inter-company rate: 250 GBP per day
-----------------------------------

Developer, Tester & Support Desk

A bulk of Operations at Cambridge include system architects, developers, testers and support desk. These people create and support the core Muscat technology and are an internal cost. Dialog is calling upon Muscat staff to assist testing and support of InfoSort, and possibly develop extra components for an InfoSort sale. Already the support desk is capturing and responding to bugs and support issues for InfoSort and LiveIntranet v2.0.

All people are required to use timesheets, and work on Dialog-only products will be added from the timesheets, to be billed at the granularity of total days/half day per month.

Inter-company rate: 250 GBP per day
-----------------------------------


Key Technical Staff
Senior and long-serving members of Muscat technical staff have much strategic and productive value to Muscat, yet do conduct work on behalf of Dialog. For example Mark Borley spends two days per week managing technical staff in London. Many long-standing technical staff of Muscat work on detailed high profile projects like Reuters News Explorer or K1. These personnel will be charged at the higher rate for all Dialog-specific application projects. For avoidance of doubt new recruits into K1 technical teams will be charged at the lower rate, given they will be new to the Muscat technology and theoretically have less immediate value to Muscat Limited.

Inter-company rate: higher rate: 600 GBP per day
------------------------------------------------
                    Lower rate: 250 GBP per day
------------------------------------------------


Marketing, Financial Support & HR

Muscat Limited already has various demands to create spreadsheets and analysis of internal accounts. Some demand has been made for modelling revenue and cost projections for the Web Solutions division that includes Dialog and Muscat personnel and resources. On a project by project basis, Muscat's Human Resources have had various demands to recruit new technical staff for Dialog and harmonise the benefits packages across the Group. Where work requested has no relevance to Muscat's own direct business, this work will be charged back to Dialog, as recorded by timesheet and billed in units of day/ half-day on a monthly basis. Examples include recruiting technical staff for Dialog's Leicester Square office (on Dialog's payroll). Finance and HR Support will not be charged back to Dialog, but Marketing costs incurred in the creation of k-working and the identity and features of K1 will be charged at the lower inter-company rate.

Inter-company rate Marketing: 250 GBP per day
---------------------------------------------

Inter-company rate Finance & HR: zero rate
------------------------------------------

System Admin

This resource supports all the machines, network and e-mail systems in operation at Muscat. Only a small amount of it may be called upon for integrating Muscat and Dialog network systems. System Admin is supporting Muscat's ability to deliver services to its staff and customers, including Dialog as one of many customer interests. Therefore it will be charged at zero rate.

Inter-company rate: zero rate
-----------------------------


WebTop
WebTop is an activity of development owned by Dialog. All costs and salaries will be recharged to Dialog at cost. Where possible Dialog will pay directly for capital expenditure. Salaries of staff devoted 100% to WebTop will be recharged from 1st July 1999, including an agreed fixed percentage allowance for office overheads associated with employment of staff for WebTop.

Salaries at cost plus office overheads
--------------------------------------

                                  SCHEDULE 4
          Amendments required to Company 1996 and 1998 Option Scheme

A The Muscat Limited Unapproved Executive Share Option Scheme 1998 shall be amended with effect from the date hereof by inserting in Rule 9.4 (line 5) between the words "the Companies Act 1985" and "the Company" the words:

         "or if a company already has control of the Company and has at least 51% of the issued share capital of the Company and Rule 9.1 does not apply..."; and the words in line 7

         "with the appropriate period......Schedule)" be deleted and replaced
         "within the period of 4 weeks".

B The Muscat Limited Unapproved Executive Share Option Scheme adopted by the Company in General Meeting on 11 September 1996 be and is hereby amended with effect the date hereof by inserting in Rule 9.4 (line 5) between the words "the Companies Act 1985" and "the Company" the words:

         "or if a company already has control of the Company and has at least 51% of the issued share capital of the Company and Rule 9.1 does not apply..."; and the words in line 7

         "within the appropriate period.... Schedule) "be deleted and replaced
         "within the period of 4 weeks".

                                   SCHEDULE 5

                               Limits of Authority

                             Authority of the Board

The table below summarises the matters that should be approved by the Board of Directors


----------------------------------------------------------------------- ---------- ----------------- ----------------
Subject                                                                   Board      Remuneration     Audit Committee
                                                                                      Committee
----------------------------------------------------------------------- ---------- ----------------- ----------------
Strategy and the financial plans that flow from the strategy.               X

----------------------------------------------------------------------- ---------- ----------------- ----------------
Approval of any circular, business plan or prospectus that is sent to       X
any third party or shareholders.

----------------------------------------------------------------------- ---------- ----------------- ----------------
Approval of, and any material changes, to annual budgets                    X
----------------------------------------------------------------------- ---------- ----------------- ----------------
                              Personnel
Appointment/removal of directors                                             X
Appointment  of any  senior  employee  with  guaranteed  emoluments                        X
(more than)(pound)50,000
Dismissal of any senior employee, where compensation is (pound)50,000                      X
Material variation of any contract of employment of a director or senior                   X
employee, whose salary is (more than)(pound)50,000.
Appointment of consultants whose annualised fees are (more than)                           X
(pound)50,000.                                                                             X
Alteration to the executive bonus scheme                                    X
Introduction of any Profit Related Pay scheme
----------------------------------------------------------------------- ---------- ----------------- ----------------
New Share Option Plans or amendment to existing share option plans          X
----------------------------------------------------------------------- ---------- ----------------- ----------------
Authority Limits for various levels of managers                             X
----------------------------------------------------------------------- ---------- ----------------- ----------------
Contracts with customers/partners that:
Have a value greater than (pound)250,000.                                   X
Subsist for more than 18 months                                             X
Include technology not yet developed or owned by the company                X
Onerous conditions
                                                                            X
----------------------------------------------------------------------- ---------- ----------------- ----------------
                        Development Projects:
forecast to cost (more than)(pound)100,000.                                 X
forecast to take longer than 18 months to complete                          X
----------------------------------------------------------------------- ---------- ----------------- ----------------
Commence litigation, where costs to completion could be greater than        X
(pound)10,000.
----------------------------------------------------------------------- ---------- ----------------- ----------------

----------------------------------------------------------------------- ---------- ----------------- ----------------
                 Accounting, Finance and Regulatory:
Appointment of auditors                                                     X                               X


Change to accounting policies                                               X
Review half yearly and annual financial  statements  before submission                                      X
to the Board
Approval of statutory accounts                                              X
----------------------------------------------------------------------- ---------- ----------------- ----------------
Subject to arrangements contemplated in this Agreement, approval of all
borrowing arrangements, (including lease HP finance) and the giving         X
of any security over the company's assets.
----------------------------------------------------------------------- ---------- ----------------- ----------------
Subject to the arrangements contemplated in this Agreement,                 X
acquisition or disposal of any IPR (other than through non exclusive licence agreements in the ordinary course of business).
----------------------------------------------------------------------- ---------- ----------------- ----------------
Subject to the  arrangements  contemplated in this Agreement,  capital      X
expenditure in any year cumulatively in excess of(pound)30,000
----------------------------------------------------------------------- ---------- ----------------- ----------------
Quality Policy                                                              X
----------------------------------------------------------------------- ---------- ----------------- ----------------
----------------------------------------------------------------------- ---------- ----------------- ----------------
                         Corporate Structure
Change to the Memorandum and Articles of Association                        X
Change in name of any company in group                                      X
Sale of any business assets not in the normal course of                     X
business, eg disposal of subsidiary, business unit                          X
Investment in shares in group companies                                     X
Investment in, or acquisition of shares in a third party                    X
Purchase of substantially all the assets of a third party
----------------------------------------------------------------------- ---------- ----------------- ----------------
----------------------------------------------------------------------- ---------- ----------------- ----------------
----------------------------------------------------------------------- ---------- ----------------- ----------------
----------------------------------------------------------------------- ---------- ----------------- ----------------
----------------------------------------------------------------------- ---------- ----------------- ----------------

                                  SCHEDULE 6

                                 Business Plan


1       Introduction.......................................................
2       The Knowledge Management Marketplace...............................

        Background.........................................................

        Current scope of knowledge management support......................

        The Competitive Landscape..........................................
3       Marketing Objectives...............................................

        Key objectives.....................................................
4.1     Sales Strategy.....................................................

        Introduction.......................................................

        USP's (Unique Selling Points)......................................
4.2     Sales Organisation (Building the team).............................

        Multi-level selling................................................

        Quality blend of sales force.......................................
        A strategic account team...........................................
        A major account team...............................................
        An SME account team................................................
        Telesales, and small direct sales..................................
        Indirect Channel sales.............................................
4.3     Sales Targets......................................................
4.4     Strategy for territory expansion...................................

        USA................................................................
        Working with existing partners.....................................
        Pre-Sales investment first.........................................
        Localised Help Desk................................................

        Europe (non-UK)....................................................
        Focus on key territories of the market.............................
        Drive revenue through partners.....................................
        Implementation services performed from UK..........................

        UK & Global Deals..................................................
5       Technology.........................................................
        Application Product Development....................................
        Core Muscat Development............................................
        Direct Customer Support............................................
        Pre-Sales Support..................................................
        Post-Sales Implementation Services.................................
        Help desk..........................................................
        Channel Support....................................................
        Computer Services..................................................

        Inter-company charging of technical staff..........................

                                 1 Introduction

Muscat Limited has been selling knowledge retrieval products for corporate intranets and webservers for the past four years. Working autonomously from its parent company to-date, it has licenced the Muscat fx and Muscat Empower solutions to Dialog Corporation on a project-by-project basis. Dialog has been one of the 250 customers to which Muscat has successfully delivered technology products and solutions.

As Dialog Corporation grows the technology base of its company, and Muscat seeks to expand its UK customer base to a global one, it seems sensible for Muscat to use Dialog's potential market reach and Dialog to embrace Muscat's technology.

This plan outlines the main activities within Muscat's business over the next 12 months, as Dialog negotiates a complete acquisition of Muscat Limited.

In summary, Muscat Limited staff will work alongside Dialog staff to produce a new generation product called K1, that will supersede the Muscat Empower product set. K1 is an internal working title for a suite of modules to be delivered under the brand identity of "k-working".

Dialog will market and sell K1 in both US and EMEA markets under the brand-identity of "k-working" - an identity exclusive to Dialog and not owned by Muscat. Muscat Limited will focus on the technical assistance required to design, code, test and support the K1 product, on a consulting basis, whilst continuing to sell and support the existing Muscat Empower product.

In effect Dialog is a customer similar in nature to any other (save special commercial terms as agreed on 14th August 1997). For example Dialog's K1 product requirement can be viewed alongside Muscat's commercial relationship with Reuters, for which Muscat has designed, built, coded and supported a news intranet product called Reuters NewsExplorer. All intellectual property of core Muscat remains with Muscat Limited, and is only transferred to Dialog once a 100% acquisition has been completed in full.

Until the Muscat acquisition is complete, Muscat will continue to focus on its core technology and provide as much assistance, at arms length, to assist the sales of existing and new products in the global knowledge management market place.

                   2   The Knowledge Management Marketplace

Background
Over the past year Muscat Limited has moved away from the Search engine market (supply of search facilities to corporate websites) and started to sell retrieval technology to corporate intranets where there is an emerging appetite for knowledge management tools.

The knowledge management market place is predicted to grow to $5.6bn by the end of 2000. Whilst the definition of this market is somewhat broad analysts are agreed on a total available software market of $2bn by the end of 2001.

Muscat Limited could either raise extensive cash sums to try and propel itself into this market using high cost direct marketing initiatives and gearing, or leverage off Dialog Corporation's current global position as a premier business information provider. Working as part of Dialog's Web Solutions Division has been the Management Team's decision to get global visibility of Muscat's technology in this market place.


Current scope of knowledge management support
Ovum has identified four groups of vendors who are taking the early ground of the knowledge-management software market in addressing these areas:

 .    Information retrieval vendors
 .    Groupware vendors
 .    Document management
 .    Other start-ups with innovative and peripheral offerings
These vendors are identified as offering products that address the barriers to knowledge sharing within the organisation:
 .    Collaboration tools to provide shared spaces and improve people's abilities to make connections to knowledge sources
 .    Retrieval tools that can provide a uniform point of access to diverse sources of unstructured information across the enterprise
 .    Tools that can help users classify and filter large amounts of unstructured information
 .    Horizontal applications including customer relationship management

                             Rise of integrated KM

                                    [GRAPH]

                          [***PLOT POINTS TO COME***]

Combining the retrieval of Muscat Empower with Dialog's auto-classification tool InfoSort is a strong proposition to corporates who require both retrieval and document management tools. The market will change shape with maturity, moving from what is predominantly a knowledge retrieval focus through to one where knowledge management is part of the infrastructure, and is addressed by an integrated suite of products. This trend has been ratified by the recent Microsoft announcement of layering KM capabilities with its Windows 2000 suites.

In licencing the core Muscat technology to Dialog, Muscat Limited will rely on Dialog Corporation's Web Solution Division to develop a suite of KM tools for that market.

                                    [GRAPH]


The Competitive Landscape

                      -----------------------------
                         Probabilistic KR products      Evolving market need
                         Muscat

                         Autonomy

                         Sovereign
                         Hill/Dataware
                      -----------------------------
                      -----------------------------
Sophistication           Traditional KR products
 of retrieval            Verity
  capability             Excalibur                        -----------
                         Fulcrum                          Document
                      -----------------------------       Management
              ---------------                             Documentum
              Internet search           ----------------  OpenText
              Yahoo                     Classification/   -----------
              Excite                    mapping
              Altivista                 Infosort         ---------
              ---------------           ---------------- Groupware
              ---------- --------------                  Lotus
              Web search E-commerce                      Microsoft
              engines    products                        ----------
              Firestone  OpenMarket
              Infoseek   Office Shopper
              ---------- --------------
--------------------------------------------------------------------------------
             Breadth of Application across the Enterprise

The diagram shows this mixed competitive landscape for a number of classes of product. As the current knowledge management environment (46%) is dominated by retrieval tools and capabilities, the y-axis shows the sophistication of the retrieval paradigm for the class of product from search engine to groupware; and the x-axis shows the enterprise applicability of the class of product.

Dialog Corporation's Web Solutions Division will focus on the application layer that meets the market requirement, whilst Muscat will just focus on its core technology, exploring OEM licences with other potential partners. Some of the functional features evident in the k-working product suite from Dialog Corporation will showcase Muscat's "linguistic inference" technology and encourage direct OEM opportunities, for example with ICL Fujitsu.

                             3 Marketing Objectives

Key objectives
Until Muscat is acquired in full by The Dialog Corporation, it still needs to maintain a presence in the marketplace. Concentrating exclusively on a web presence, Muscat will showcase applications on customer websites, and demonstrate the Empower product set.

Since Dialog Corporations own Marketing Department will concentrate on communicating "k-working" to the US and EMEA markets, Muscat will no longer use PR, direct marketing and trade exhibitions as part of a marketing communications strategy. Dialog will assist Muscat Empower sales in the short-term, under the "k-working" umbrella until K1 is finally released in Q1 2000.

                               4.1 Sales Strategy


Introduction
Large corporate companies around the world have bought into the idea of "knowledge working" and many of them are spending considerable sums in both research, and bringing forward practical applications. This is particularly visible in the UK, Netherlands, Scandinavia and in the USA, from where the trend is spreading globally. In addition, a number of quite high ranking (often Board level) jobs are appearing under the heading "Knowledge Officer", CKO (Chief Knowledge Officer), best Working Practice Directors and others with different titles but similar roles. That role is to assist an organisation make productive use of its knowledge (explicit - on paper) and (tacit - in the heads of staff). It is becoming clear that those organisations that are best place to exploit the value of their knowledge - as we move into the new millenium - will be those that rise most successfully to the challenges that lie ahead.

Dialog is well placed to introduce Muscat Empower and InfoSort as two enabling technologies, that satisfy important internal corporate information needs.


USP's (Unique Selling Points)
Dialog's decision to move more significantly into this market gives us an almost unique set of selling propositions:

 .    Dialog is of significant size compared to most of the other players in the market, with staff or agents in many parts of the world.

 .    Dialog has the ability to combine access and control to both the internal knowledge of an organisation, and also the vast quantity of external knowledge tied up in the information that companies such as Dialog has been selling successfully for some years.

Dialog has developed software for this market - principally the InfoSort product, and through its controlling interest in Muscat, a leading UK based supplier of advanced information retrieval and knowledge search technology. Together, these products, (coming together in a single suite) are already in advance of many of the existing products that will form our competition. Dialog and Muscat have already united their product development programmes into a single organisation for the new K1 product.

The Sales force has been revitalised with the appointment of Bill Thom (ex Excalibur, Oracle) Director of Sales at Muscat. He has moved the main focus of Muscat sales down to the London Bridge sales office at Dialog Corporation to maximise a cross-fertilisation process with existing Dialog sales people who sell business information to corporate accounts. Currently Bill Thom is building a team, mostly under Muscat employment, which tackles the multi-level selling of an enterprise-wide solution to corporates. In the US market, Michael Peloquin manages a sales force of 10 people, all Dialog employees, selling Muscat Empower and InfoSort solutions. Therefore in the EMEA markets, Muscat recognises revenue 100%, whereas in the US, Dialog collects 35% reseller margin on Muscat Empower (as per arms length trading terms) and Muscat receives 65% of Empower sales.

As the Empower and Infosort products are replaced by new product code (K1), all revenues will be recognised by The Dialog Corporation, which has paid for creation, marketing and sales of the product, with Muscat collecting 15% royalty licences from product sales in both the US and EMEA. Any technical staff employed by Muscat who work on the K1 product are charged to Dialog on arms length consultancy terms (as per other customers like Reuters).


                   4.2 Sales Organisation (Building the team)


Multi-level selling
Working closely with Dialog, Bill Thom (Muscat Director of Sales) is building a Web Solutions Division sales-plan that is flexible enough to allow us to attack all the appropriate sectors of the "k-working" opportunity. These are:


 .    Direct selling to Multi-national and very large National organisations
 .    Direct selling to medium size rising up to emerging large national organisations
 .    Direct selling to large content and technology companies seeking to OEM the suite or parts thereof
 .    Direct selling to specialist smaller enterprises, e.g. web centric information companies, service companies relying on information (i.e. headhunters and recruitment companies), electronic shopping, charities, government agencies, membership organisations, societies, local authorities, community service bodies
 .    Channel - Indirect selling through Value Added Resellers

The sales plan is therefore based on successful sales at all levels as shown in the diagram, where the higher in the triangle, the larger the value:

                                    [GRAPH]


                                Multi-nationals        Senior managers
                                     OEMs              Strategic Account Sales
                               Strategic Selling
                           ------------------------------------------------

    Major account sales         Major accounts
    Partners, Consultancy      Strategic Selling

    -------------------------------------------------
                                                         Account Managers
                           Medium to large accounts      Integration Partners

                      --------------------------------------------------------
Junior Account
Sales                                SMEs

 ---------------------------------------------------------

                       Add-ons, training, extra licenses         Telesales
                         Manual sets, days consulting

                 -----------------------------------------------


Quality blend of sales force
Muscat Limited has recruited heavily in the past few months to create a multi-layer sales operation in the UK which Dialog US Enterprise Solutions (as a reseller unit of Muscat Empower) has also mirrored:

A strategic account team
------------------------
Aimed at multi-nationals, very large corporates e.g. (Shell, BP, AT&T, Glaxo, Novartis, BT and C&W)

A major account team
--------------------
Focused on large national companies e.g. Privatised Utilities, Banks, Building Societies, Government Departments, Broadcasting and Media firms, Large Retailers.

Both of the above must be in a position to leverage the existing Dialog client-base and work with large consultancy companies, solution providers, systems integrators

An SME account team
-------------------
Identifying technology aware and driven new businesses, companies seeking to establish an edge, modern businesses that will grow to dominate electronic market, local government, societies, membership organisations, government agencies, libraries, museums, web developers

Telesales, and small direct sales
---------------------------------
Using junior sales people and presales staff where possible and selling the lower value entry point or add-on product options, training days, consultancy days and other services

Indirect Channel sales
----------------------
VARs, Master Distributors, Integrators, and OEM sales in various parts of the world


                                4.3 Sales Targets

Muscat's annual target for 1999 is (pound)1.8million.

The Muscat-only revenue figures for early 1999 are poor, in part due to distractions of the potential Muscat Dialog merger and unclear Sales team management with the appointment and subsequent departure of a Sales Director in early 1999. The revenue target for the end December remains at 1.8 million target based on the growth in monthly revenues since Bill Thom's (Muscat Sales Director) appointment and the recent achievements of his team.

Muscat's Year 2000 targets have been consolidated with Dialog's Web Solutions Division (WSD) as part of a Five Year Plan, on the assumption that the 100% acquisition of Muscat is completed soon. A copy of this plan is available from Jeff Anderson, Muscat's Financial Controller.

                      4.4 Strategy for territory expansion


USA

Working with existing partners
------------------------------
Muscat's growth in the US market, prior to release of K1 (Dialog's Knowledge Working tool) is based on leveraging the partner relationship with existing Dialog sales teams and other partner relationships (for example Teltech).

Pre-Sales investment first
--------------------------
Prior to the K1 launch, Dialog sales teams will be selling Infosort and Empower product solutions, where all technical implementation is performed according to agreed specifications from the UK (Cambridge and London). As part of Dialog's own ramp up of US enterprise Solutions staffing levels, new Pre-Sales staff will be trained by Muscat personnel to build up localised technical knowledge.

Localised Help Desk
-------------------
Multi-national customers headquartered in London will require help desk support around the clock. Likewise growing US sales will also need localised support responding within the same timezone. Muscat has therefore planned to technically assist the training of a two person help desk support function at Dialog in North Carolina, operating by Q1 2000, ahead of the release of K1 product late Q1 2000.


Europe (non-UK)
Dialog's WSD approach for European territories is markedly different to the USA. Language is an important barrier to a sale, not because our product cannot handle it, but often customers require local language documentation, and local language product support as part of an enterprise installation.

Focus on key territories of the market
--------------------------------------
Three key sales people will immediately be deployed by Dialog in the market ready zones of Europe - Scandinavia, Benelux and Switzerland (to leverage off the DataStar relationship). These three sales people will initially target direct sales, but over time will work through a "k-working" approved network of resellers which will deliver the product solutions.

Muscat will not employ any non-UK sales staff directly, as Dialog will be controlling both marketing and sales strategy for Europe.

Drive revenue through partners
------------------------------
Simultaneous to the appointment of three direct sales staff by Dialog, non-exclusive resellers will be identified and technically trained up by the UK office, such that resellers and system integrators become the main vehicle for selling a K1 installation. The three main sales people will be very mobile, although attached to a strategic partner in each country. These partner offices from which the Account Managers work may be Dialog offices, or those of a key System Integrator.

Implementation services performed from UK
-----------------------------------------
Localised European Technical Operations staffed by WSD personnel will not be set up by Q4 2000. Pre-sales support staff will operate out of UK office to service particular customer opportunities with the three Sales personnel initially. The European WSD Yr 2000 sales target (excluding UK) is just (pound)1 million compared to UK's target of (pound)4.5 million. Only if direct sales really ramp up in one country location will dedicated pre-Sales support be deployed locally. The main thrust of the sales activity is through resellers where the Account Manager assist the sales process on behalf of the reseller as an initial learning curve process. Ultimately the reseller will be delivering sales and some implementaion service without direct involvement from WSD staff.


UK & Global Deals
Since the Technology R&D centre is in Cambridge and London, many global international deals will be brokered out of the UK.

As Muscat products are to be sold according to a "value pricing" model rather than rigid price list, Infosort and Muscat technologies will be sold at higher price premiums than before. Many of the existing Account Manager staff will be mentored and trained up to deliver these higher value deals, such that revenue can increase based on the character of the sales operation rather than by purely doubling headcount. Hence only two new Account Managers are additionally employed through Q3 1999 to Q4 2000 months. The headcount need not increase dramatically to improve the sales results. The sales team requires quality, not quantity.

                                  5 Technology


Application Product Development
-------------------------------
Muscat Limited will continue to support the Muscat Empower product set. For K1, much of the product life-cycle will happen in Muscat's Cambridge office, but an additional number of Dialog programmers will contribute to the development of K1. Dialog will own the title to K1 as an application product, as it will be paying for Muscat development resource as consultants.

Core Muscat Development
-----------------------
Muscat Limited will therefore focus on Core Muscat, the underlying technology that underpins Linguistic Inference, and intellectual property it exclusively owns. A new "Object Muscat" team has been set-up under Dr. Martin Porter (Founder of Muscat) to work on new algorithms and software code, embracing the new distributed architectures of mobile computing and PDAs.

Direct Customer Support
-----------------------
Direct customer support i.e. support for end users of applications that have been sold by the direct sales force, falls into 3 main areas:

 .    Pre-sales support.
 .    Post-sales implementation services.
 .    Help desk.

Pre-Sales Support
-----------------
Pre-sales support currently falls within the IT group's responsibility but is to be moved into the Sales group and is thus the responsibility of the Sales Director


Post-Sales Implementation Services
----------------------------------
Post-sales implementation services has 4 main components:

 .    Customised software development.
 .    Installation and configuration provided by Implementation Consultants.
 .    Rulebase development by Information Scientists.
 .    Training.

Initially all customised software development will be undertaken in the UK (either Cambridge or London). This will work satisfactorily because the nature of software development is that it occurs at a location that is physically remote from the client site using a specification that has either been provided by the client or produced as part of the pre-sales activity. Once the volume of customised software destined for the US is large enough a US development team will be established by Dialog. This team will only do customisation of the standard applications and will not be involved in core product development. It is anticipated that the Dialog US development team will be operational in the Q3 of 2000.

Over the next 2 years a greater number of high value sales will be achieved ((pound)100k plus) and these will require software customisation to achieve the required level of integration with existing systems and business processes. This will increase the number of developers needed for implementation services in direct proportion to the number of direct sales staff.

Any new staff taken on by Muscat Limited to support the production and support of K1 will be charged as a resource back to Dialog, for the purposes of arms length inter-company trading until the acquisition of Muscat Limited is complete.

Help desk
---------
The two main factors that influence location of a help desk are language and time zones so a help desk will be established in each region to provide first line customer support. Second line support will be provided from Cambridge. The staffing numbers of the help desk are proportional to the installed customer base. Support for software development kits will be routed through the help desk but handled by software developers as this level of support requires detailed programming knowledge. It is planned to locate a two person Help Desk function in the USA in Q4 1999 prior to release of the K1 product in Q1 2000. All Help-Desk staff currently supporting Dialog products (eg InfoSort) will be charged as a cost item back to Dialog for purposes of arms-length inter company trading until the Muscat acquisition is complete.

Channel Support
---------------
Channel support requires initial training and on-going second line support. Support for resellers will be provided on a regional basis by the local help desk (with third line escalation back to the Cambridge help desk). VARs and OEMs will have more demanding support needs (they are more knowledgeable in the first place so any problems they encounter will be more complex) and will be supported directly from Cambridge.

Some strategic OEM deal will require K1 developers to work in situ at the location of the OEM. In anticipation of this, four developers will be recruited in Q4 1999 to join the main development team, but be available to fill the shoes of any senior developer siphoned off to assist the strategic OEM partner.

Computer Services
-----------------
Computer services covers all machines (desktop and data centre), network and communications services for office machines, the development environment and external servers (web servers, hosted index servers). Muscat currently employs it's own system administrator who operates the Cambridge office.


Inter-company charging of technical staff
Some of Muscat's technical staff will be charged to Dialog as consultants, thereby not representing a total cost to Muscat Limited. As Dialog's projects require more headcount, either they will be employed directly by Dialog, or charged back to Dialog as consultants; so as to preserve the independent status of Muscat until acquisition is complete.

                                  SCHEDULE 7

                   Form of undertaking from Theodore Goddard


                             [On Theodore Goddard Notepaper]
To:      Mills & Reeve
         Francis House
         112 Hills Road
         Cambridge
         CB2 1PH

Dear Sirs
This undertaking is given pursuant to the terms of an agreement ("the Agreement") between John Snyder and others (1), the Dialog Corporation PLC (2), Muscat Limited (3) and Tom Mortimer and others (4). Words and expressions used in this undertaking shall bear the same meaning as in the Agreement.
This undertaking is referred to in clause 5.8 of (and set out in Schedule 7 to) the Agreement. We undertake to you, as solicitors to the Sellers and Optionholders, to hold all of the Stock transfer forms, share certificates and option certificates in respect of the relevant Shares and/or Options (collectively "the Documentation") strictly in accordance with this undertaking pending Completion.
We are authorised to release the relevant Documentation to the Dialog Corporation PLC only upon Completion being effected under the provisions of clauses 5 or 6 of the Agreement (including without limitation, the payment of all Consideration in respect thereof).
If Completion shall not take place in accordance with the terms of this Agreement for any reason we shall promptly, at your request, return the Documentation to you.
Pending Completion we shall hold the Documentation safely and securely in our strong room and shall indemnify the Sellers and Optionholders against any loss or damage thereto.
Yours faithfully

                                  SCHEDULE 8

                            IPR Position for Muscat


IPR Position for Muscat

        Core Muscat        43

        Muscat fx  44

        Muscat Empower     44

        Euroferret 44

        K145

        WebTop     45


A) The following items represent documented products that are currently sold and produced at Muscat Limited and are owned absolutely by Muscat Limited. Each item is manufactured for a variety of operating systems and hardware platforms, and rights itemised below relate to all known versions, across all platforms, except for any third-party products that are licenced by Muscat Limited and embedded within any of the release versions; for avoidance of doubt such third party products include the INSO filters for Word, Excel, Wordperfect and other document formats


Core Muscat.......
Defined as:
 .        All software code and documentation relating to Muscat 3.6 and Muscat
         3.7 on all operating platforms in interpreted and natively compiled versions
 .        All software source code used for compiling Muscat 3.6 and Muscat 3.7
 .        Command-line, DOS-screen and C Application Programme Interfaces to
         Muscat system, including Muscat Development Kit
 .        All components of the Core Muscat system which are embedded, under licence, by third parties inside their own applications
 .        All new ideas, documentation, software source code relating to new
         "Object Muscat" as written by staff under direct line-management of Dr. Martin Porter

Muscat fx
Defined as:
 .    All software binaries and documentation relating to Muscat WebExplorer and
     Muscat fx versions 1.0, 1.1, 1.2, 1.3 and 1.4 including various patch releases and European language versions
 .    All software source code used for compiling the standard release versions of Muscat fx1.x
 .    All adapted versions of software created for bespoke customer needs including Reuters News Explorer Version 1 and Muscat vfx for Virgin.Net
 .    All associated project literature, marketing collateral and product documentation associated with Muscat fx

Muscat Empower
Defined as:
 .    All software code and documentation relating to Muscat Empower versions 1.x and 2.x, including patches, sub-releases and European language versions
 .    All source code and documentation relating to Empower Alert, Empower
     Discovery, and Empower Developer modules which make up a standard Empower 1.x or 2.x release
 .    All adapted versions of Empower software delivered indirectly via resellers, including Muscat Europe BV, or direct to customers according to bespoke needs, including Reuters NewsExplorer Version 2
 .    All associated project literature, marketing collateral and product documentation associated with Muscat Empower, including "linguistic inference" and associated white papers

For the avoidance of doubt, some customers like Reuters hold intellectual property rights in some components of their bespoke Muscat products, which under licence they are able to sell under their own brand.

Euroferret
Defined as:
 .    All software code, source and documentation relating to the Euroferret indexing and retrieval system accessible at www.euroferret.com
                                                 ------------------
 .    All versions and adaptations of the indexing and retrieval system, including routines and monitoring programmes which aid the support and maintenance of the Euroferret system

B). The following items represent products in the planning stage which have to date involved collaboration with The Dialog Corporation, and which ultimately will be marketed, sold and delivered by the Dialog Corporation. For the avoidance of doubt the title and property of K1 and WebTop are owned absolutely by The Dialog Corporation, except for any embedded third-party technologies including the Core Muscat, INSO document filters and Adobe Acrobat technology.

K1
Defined as:
 .    The internal working name for a suite of products that combine Dialog and
     Muscat technology as one market offering, under the banner "k-working"
 .    All software code and documentation relating to K1 product set as defined by K1 Architecture Design Document 26th April 1999 and all subsequent versions
 .    All source code and documentation relating to the re-engineered parts of
     Alert, Discovery and Developer modules, which are different in design, function or source code to the original Empower modules
 .    All source code and documentation for K1 produced by staff under employment contracts of The Dialog Corporation, prior to date of this agreement
 .    All source code, project plans and documentation for K1 produced by Muscat staff under consultancy terms between Muscat and The Dialog Corporation, prior to the date of this agreement
 .    Any work undertaken by Muscat staff , under consulting contract to The
     Dialog Corporation, for the K1 product which is expected to launch in Year 2000
 .    All associated project literature, marketing collateral and product documentation associated with K1, including "k-working" and title to the k-working trademark (upon payment by The Dialog Corporation of the trademarking and brand purchasing costs of 27,000 pounds sterling excluding
     VAT)
 .    For avoidance of doubt, Dialog does not have title to any part of Core
     Muscat or components of Empower which are included within K1, yet Dialog will have licence to distribute any part of Core Muscat or Muscat Empower under sub-licence and OEM royalty terms.

WebTop
Defined as:
 .    Four phases of product roll-out as recently described in "WebTop.Com A
     Working Document" Version 1.3 dated 19th August 1999
 .    All software code, source, documentation and literature produced by Muscat staff under contract to The Dialog Corporation to effect the creation and roll-out of WebTop's phases For avoidance of doubt, The Dialog Corporation does not have title to any part of Core
Muscat or components of Euroferret which are included within WebTop. Dialog will require a licence to distribute or commercially exploit any part of Core
     Muscat or Euroferret under arms-length licence and OEM royalty terms.

                                  SCHEDULE 9

                      OBSERVER CONFIDENTIALITY PROVISIONS

This Agreement is made by and between

(1) Muscat Limited (registered number 2345573) for itself and as agent for all other companies in its group of companies, whose registered office is at St Mary's House, 47 High Street, Trumpington, Cambridge CB2 2HZ ("MUSCAT") and

(2) Cambridge Quantum Fund Limited of 112 Hills Road, Cambridge, CB2 1PH ("RECIPIENT").

WHEREAS

(A) RECIPIENT has, under the provisions of an Agreement for the Sale of Shares and Release of Options entered into between, inter alia, MUSCAT and RECIPIENT (the Sale Agreement"), the right to appoint a representative as an observer at Board Meetings of MUSCAT.

(B) Both parties agree and acknowledge that the RECIPIENT and its representative will have access to information of a confidential and proprietary nature and that this information should be kept strictly confidential in accordance with the following provisions.

IT IS AGREED as follows:

1. RECIPIENT will have access to and have disclosed to it certain proprietary and confidential information relating to MUSCAT and its group of companies ("Information"). Such Information includes any and all technical and non-technical information, including without limitation, information concerning financial, accounting or marketing reports, business plans, analyses, forecasts, predictions, projections, intellectual property, trade secrets and know-how. Information may take the form of documentation, drawings, specifications, software, technical or engineering data, and other forms, and may be communicated orally, in writing, by electronic or magnetic media, by visual observation and by other means. Information includes any reports, analyses, studies or other materials, whether prepared by RECIPIENT or otherwise, that contain or are based upon proprietary Information covered by this Agreement.

2. RECIPIENT wishes to receive such Information and MUSCAT discloses it to the RECIPIENT for the purpose only of RECIPIENT observing and evaluating whether or not it considers that the terms of the Sale Agreement are being abided by (the "Purpose").

3.       RECIPIENT shall and shall procure that its representative shall

         3.1 use the Information only in connection with the Purpose and shall reproduce such and shall reproduce such Information only to the extent necessary for such Purpose;

         3.2 at all times keep such Information in its possession and under its control and RECIPIENT will limit access to the Information to only those of its employees or legal advisers who have an absolute need to know in relation to the Purpose and shall notify such employees of RECIPIENT's obligations under this Agreement and procure that they abide by them;

         3.3 not announce or disclose the nature and extent of the Purpose or any findings made during its involvement with the Purpose without the prior written consent of all the parties; and

         3.5 return to MUSCAT on demand all Information or, at MUSCAT's option, destroy such Information.

4. RECIPIENT shall have no obligation with respect to such Information if such Information:

4.1 is in the public domain at the time of disclosure or becomes publicly known through no wrongful act of RECIPIENT; or

4.2 is known to RECIPIENT at the time of disclosure and RECIPIENT can prove such fact to MUSCAT's reasonable satisfaction; or

4.3 is independently developed by RECIPIENT, provided RECIPIENT can show that such development was accomplished by employees of RECIPIENT not having access to and without the use of or any reference to the Information; or

4.4 becomes known to RECIPIENT from a source other than MUSCAT having the right to disclose such Information to RECIPIENT without breach of this Agreement by RECIPIENT.

5. In the event that the RECIPIENT or anyone to whom it transfers the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, it will provide MUSCAT with prompt notice before such Information is so disclosed so that MUSCAT may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that MUSCAT waives compliance with the provisions of this Agreement, the RECIPIENT shall furnish only that portion of the Information which it is advised by written opinion of an independent legal counsel reasonably acceptable to MUSCAT is legally required and will exercise all reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Information.

6. All tangible forms of the Information, such as written documentation, delivered by MUSCAT to RECIPIENT pursuant to this Agreement shall be and remain the property of MUSCAT, and all such tangible Information shall be promptly returned to MUSCAT upon written request, or destroyed at MUSCAT's option.

7. MUSCAT makes no warranty regarding the accuracy of the Information provided hereunder. MUSCAT accepts no responsibility for any expenses, losses or action incurred or undertaken by RECIPIENT as a result of the receipt of such Information.

8. RECIPIENT acknowledges that all intellectual property rights in and to the Information shall at all times remain vested in MUSCAT. In particular, but without limitation to the foregoing, nothing in this Agreement shall be interpreted as granting to RECIPIENT, expressly or impliedly, any rights in relation to the Information in respect of any patent, copyright, design right or other intellectual or industrial property in force at any time and belonging to MUSCAT or any of its group of companies.

9. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. Nothing herein shall in any way affect the present or prospective rights of the parties under the patent laws of any country, or be construed as granting any license under any present or future patent or application therefor of either party, or preclude the marketing of any product of a party.

10. The obligations under this Agreement shall continue indefinitely from the date of disclosure of Information. In the event of dispute as to the date of actual disclosure the Information shall be deemed to have been disclosed on the Effective Date (as defined in Clause 18 below) hereof.

11. If MUSCAT discloses source code to RECIPIENT as part of the Information, RECIPIENT shall not duplicate or reproduce such into any medium.

12. Without prejudice to any other rights or remedies which MUSCAT may have, the RECIPIENT acknowledges and agrees that damages would not be an adequate remedy for any such breach by it of the terms, conditions and provisions of this Agreement and MUSCAT shall be entitled to the remedies of injunction, specific performance and other equitable relief or equivalent relief in any jurisdiction for any threatened or actual breach of any term, condition or provision of this Agreement by the RECIPIENT and that no proof of special damages shall be necessary for the enforcement of this Agreement. The RECIPIENT shall indemnify and keep MUSCAT for itself and on behalf of its group of companies indemnified from and against any and all costs, losses and expenses (including legal expenses) arising from or connected with any breach or non-performance of any or all of its undertakings, obligations and liabilities under this Agreement.

13. Neither this Agreement, nor the disclosure of Information under this Agreement, nor the ongoing discussions and correspondence by the parties concerning the Purpose or any other matter, shall constitute or imply any promise or intention by MUSCAT to enter into any arrangement with the RECIPIENT or any other or future transaction.

14. The RECIPIENT may not assign or transfer any rights or obligations under this Agreement without the prior written consent of MUSCAT.

15. This Agreement expresses the entire Agreement and understanding between the parties and supersedes any previous understandings, commitments or agreements, oral or written, pertaining to the subject matter of this Agreement.

16. This Agreement shall be governed by and interpreted in accordance with English Law. The RECIPIENT hereby agrees to submit itself to the non-exclusive jurisdiction of the High Court, London, in the event of any dispute.

17. This Agreement may be executed in one or more counterparts and by the parties to this Agreement in separate counterparts, each of which, when executed, shall be an original but shall together constitute one and the same agreement.

18.      The effective date of this Agreement shall be [    ] 1999 provided that
         this Agreement shall cover all Information disclosed by one party to the other whether before or after the effective date.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives.

Signed for and on behalf of:                   Signed for and on behalf of:
MUSCAT LIMITED                                 CAMBRIDGE QUANTUM FUND
                                               LIMITED

for itself and as agent for its group of companies


Signed: .........................          Signed:  ........................

Title:      .........................      Title:      .........................

Name:       .........................      Name:       .........................

Date:       .........................      Date:       .........................

DATED                                                                       1999
--------------------------------------------------------------------------------


                                MUSCAT LIMITED

                                     -AND-

                            CAMBRIDGE QUANTUM FUND


--------------------------------------------------------------------------------
                            CONFIDENTIALITY AGREEMENT
--------------------------------------------------------------------------------

                                  SCHEDULE 10
                                  -----------

               Form of Option Rollover for 1998 option holders.


                         [on Dialog headed notepaper]


[name and address of optionholder]

[date]


Dear [name]

Please find enclosed a form of acceptance in respect of the "roll-over" of your option[s] over Muscat shares into options over Dialog shares. I would be grateful if you could sign and complete this form in the appropriate places to indicate your acceptance of the terms and conditions of this offer. This form must be returned to me as soon as possible and in any event before [4.00 pm] on [date]. [If the form is not returned to me by this date the offer will lapse.]

For the purposes of this roll-over I confirm that the Dialog share price is [insert price], the number of Dialog options per Muscat option will be [insert number] and the option price will be [insert price] for your option granted on [insert date]. In all other respects your option[s] will continue in accordance with the rules of the Muscat scheme.

Yours


         MUSCAT LIMITED UNAPPROVED EXECUTIVE SHARE OPTION SCHEME 1998


               FORM OF ACCEPTANCE OF THE OPTION ROLL-OVER OFFER


To: Muscat Limited and Dialog Corporation plc



Name................................................

Address.............................................
 ....................................................

[insert details or ask employee to complete]

                            ACCEPTANCE OF ROLL-OVER

I hereby accept your offer to grant (an) exchange option(s) over ordinary shares in Dialog Corporation plc under the terms of the Muscat Limited Unapproved Executive Share Option Scheme 1998 [or 1996 if this is relevant in relation to any of the options to be rolled over] and the terms and conditions attached to this form in consideration of the cancellation of my existing option(s) over ordinary shares in Muscat Limited, as indicated below.

                                                      Please enter a tick in the
                                                      box opposite the option(s)
                                                      to be exchanged.
--------------------------------------------------------------------------------
[Option over [insert number] shares granted to me on
20 October 1997]
--------------------------------------------------------------------------------
[Option over [insert number] shares granted to me on
1 October 1997]
--------------------------------------------------------------------------------
[Option over [insert number] shares granted to me on
1 January 1998]
--------------------------------------------------------------------------------
[Option over [insert number] shares granted to me on
1 April 1998]
--------------------------------------------------------------------------------

[delete boxes above which are not relevant]

SIGNED AND DELIVERED AS A DEED

 ..................................................
(Enter your signature)

Date..............................................

in the presence of:...............................
(enter signature of witness)

NAME..............................................
ADDRESS...........................................
OCCUPATION........................................

RETURN OF FORM

This form should be returned when completed to [The Company Secretary, The Dialog Corporation plc, The Communications Building, 48 Leicester Square, London WC2H 7DB] as soon as possible and in any event no later than [4.00 p.m.] on [date] [after which the roll-over offer will lapse].

NOTES

(1) Note (2) includes a summary of some of the UK taxation implications of rolling over options if you are resident for taxation purposes in the UK. The precise implications for you will depend on your particular circumstances and, if you are in any doubt as to your taxation position or you are subject to taxation in a jurisdiction other than the UK, you should consult your professional adviser.

(2) If you roll-over your existing option(s) over Muscat Limited's shares into option(s) over shares in The Dialog Corporation plc ("Dialog"), no liability either to income tax or capital gains tax will arise at that time. However, on the basis of current tax law, when you later exercise your option(s) over shares in Dialog, income tax will be payable on the difference between the exercise price of the replacement Dialog option(s) and the market value of the Dialog shares at the date of exercise and you may realise a chargeable gain for capital gains tax purposes when you eventually dispose of your Dialog shares.

(3) When you exercise your option(s), Dialog (or Muscat Limited) will be obliged to account to the Inland Revenue for any income tax due (as described in note (2)) under the PAYE system. The relevant company will also have to account to the Inland Revenue if any national insurance contributions are due. The Muscat scheme rules make it clear that you are responsible for any income tax or social security premiums (ie national insurance contributions) due in respect of the option(s). Note (4) below therefore provides that Dialog can either delay allotting or procuring the transfer of shares to you until you have put Dialog (or other relevant company) in funds to account for any income tax and social security due or, as an alternative, arrange for the sale of shares on your behalf to cover the income tax and social security payments.

(4) If, when you exercise an option over Dialog's shares, Muscat Limited or Dialog or any other company is obliged under any applicable law to withhold an amount in respect of tax, social security or any like sum or to account for such an amount to any governmental or other authority in respect of such exercise then:-

           (a) Dialog shall not allot to you or procure the transfer to you of the number of shares in respect of which the option has been exercised until you have put Muscat Limited, Dialog or such other company in funds to account for such tax to such governmental or other authority or otherwise entered into such arrangements as are satisfactory to Muscat Limited, Dialog or such other company with regard to the obligation to withhold or account; and/or

           (b) Muscat Limited or Dialog or such other company may arrange for the sale of such number of shares subject to the option as are necessary to realise funds to pay the amount to be withheld and/or accounted for and Dialog shall issue or procure the transfer of the balance to you.

                                  SCHEDULE 11
                                  -----------

                                   Indemnity

THIS DEED is made the        day of        19

BETWEEN

(1) [________] of (`the owner') and

(2) [________] Limited whose registered office is at [________] (`the Company')

WHEREAS

The owner has held the certificate numbered [________] and dated [________] (`the certificate') since issue thereof by the Company and has been continuously without break since such issue and is at the date hereof the absolute owner of the security (`the security') particulars whereof are set forth in the schedule hereto (`the Schedule') free from any lien charge or adverse claim whatsoever but after diligent search the certificate for the security cannot be found and the owner has requested the Company to issue a replacement therefor and will indemnify the Company as hereinafter appears

NOW THIS DEED WITNESSETH as follows

IN pursuance of the said agreement and in consideration of the Company issuing a certificate (`the replacement certificate') at the request of the owner in place of the certificate the owner HEREBY WARRANTS that the contents of the recital hereof are true and accurate in all respects and COVENANTS so as to bind the estate and personal representatives/successors and assigns of the owner to indemnify and keep indemnified respectively the Company and its assigns and the officers thereof without limit in amount or point of time against all costs charges claims and expenses including but without limitation legal fees and disbursements and payments whatsoever in connection with or arising from the issue by the Company of the replacement certificate.

THE SCHEDULE hereinbefore mentioned
(the security)

Type   Class   Denomination   Amount  Registered Number(s)

IN WITNESS WHEREOF the Company and the owner have executed and delivered these presents as a Deed the day and year first hereinbefore written

EXECUTED and DELIVERED by the said
LIMITED
by:         director, and
by:         company secretary

SIGNED SEALED and DELIVERED
by the said [the owner]
in the presence of: